investment ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of this 4th day of August, 2023, by and between The 2023 ETF Series Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Brandes Investment Partners, L.P. (the “Adviser”), a Delaware limited partnership organized under the laws of Delaware, with the Adviser’s principal place of business at 4275 Executive Square, 5th Floor, La Jolla, CA 92037.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each a “Fund,” and, collectively, the “Funds”), as said Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.	The Adviser’s Services.

(a)       Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Funds. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Funds with investment research, advice, and supervision, and shall furnish continuously an investment program for each of the Funds, consistent with the investment objectives and policies of the Fund. With respect to each Fund, the Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Declaration of Trust, the Trust’s ByLaws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”).

To carry out these obligations, the Adviser shall exercise full discretion and act for each of the Funds in the same manner and with the same force and effect as each Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements on behalf of each of the Funds and to enter into client agency agreements or other documents that may be required to effect derivatives transactions.

(b)       Compliance. With respect to its services provided hereunder, the Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as each to the extent applicable, as well as with all other applicable federal and state laws and regulations. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. In selecting a Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification thereunder as a regulated investment company. The Adviser shall maintain compliance procedures reasonably designed to prevent violations of the Advisers Act. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c)       Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Funds’ securities to the Adviser. So long as proxy voting authority for the Funds has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time. The Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Funds to comply with the 1940 Act. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Funds’ custodian and/or broker(s) promptly to forward to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolios of the Funds (other than materials relating to legal proceedings against the Funds). The Adviser also may instruct the Funds’ custodian and/or broker(s) to provide reports of holdings in the portfolios of the Funds. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Funds’ custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of a Fund and the Fund’s shareholders.

With each Fund’s approval, the Adviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of the Fund or required by applicable law, including the Employee Retirement Income Security Act (“ERISA”), and (iv) employ suitable agents, including legal counsel, and to arrange for the payment of their reasonable fees, expenses and related costs from the Fund.

(d)       Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for each Fund, if and as required. If and as required for a Fund, the PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Fund, and the securities that shall be applicable that day to redemption requests received for the Fund (and may give directions to the Trust’s custodian with respect to said designations).

(e)       Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all records which it maintains for each Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request (“Fund Books and Records”). Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

(f)       Holdings Information and Valuation. The Adviser shall provide regular reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to be the valuation designee for purposes of Rule 2a-5 under the 1940 Act.

(g)       Cooperation With Agents of the Trust. The Adviser agrees to reasonably cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Funds as said entities reasonably may request from time to time in the performance of said entities’ obligations, and to establish appropriate interfaces with each entity, if appropriate, so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(h)       Selection of Sub-Advisers. Subject to the prior approval of the Board and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable exemptive relief, guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Adviser may, from time to time, delegate to a sub-adviser or sub-administrator any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Adviser must oversee the provision of delegated services, the Adviser must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Adviser of any of its obligations under this Agreement.

2.         Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. The Adviser shall ensure that the Adviser’s “Access Persons” (as that term is defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to requests for information from the Trust as to material violations of the Code by Access Persons and the sanctions imposed by the Adviser.

3.         Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time reasonably may request.

(a)       Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer immediately upon detection of: (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Adviser’s policies, guidelines, or procedures in relation to the Adviser’s services provided hereunder. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach. Prior to each regular meeting of the Board of the Trust on behalf of each Fund, the Adviser shall provide the Board with reports regarding the Adviser’s compliance with each Fund’s investment objectives and policies, Subchapter M of the Code, and the 1940 Act and applicable rules and regulations under the 1940 Act, each of which shall be in such form as may be mutually agreed upon by the Adviser and each Fund.

The Adviser shall promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b)       Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, prospectus supplement, or any other periodic report to be filed by the Trust with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Adviser’s investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)      Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Funds and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way shall relieve the Adviser of the Adviser’s own responsibilities under this Agreement.

4.	Brokerage.

(a)       Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for each Fund’s account with brokers or dealers selected by the Adviser. In the selection of these brokers or dealers and the placing of these orders, the Adviser is directed at all times to seek for each Fund the “best execution”, i.e., prompt and efficient execution at the most favorable securities price available under the circumstances but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards in this section have been satisfied. It also is understood that it is desirable for each Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for each Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(b)       Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other instrument to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for such securities and instruments to be sold or purchased. In said event, the Adviser shall allocate securities or instruments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to a Fund and to such other clients under the circumstances.

(c)       Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to, to the extent applicable: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (ii) the provisions of the 1940 Act; (iii) the provisions of the Advisers Act; (iv) the provisions of the 1934 Act; and (v) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5.         Custody. Nothing in this Agreement shall permit or require the Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6.         Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. The Adviser agrees to pay all expenses incurred by the Funds except for the fee paid to the Adviser pursuant to this Agreement; interest charges and other costs of any borrowings, taxes or governmental fees (other than Rule 24f-2 fees), brokerage commissions, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments; fees and expense related to the provision of securities lending services; acquired fund fees and expenses; accrued deferred tax liability; indemnification expenses; legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; extraordinary expenses (as determined by the Board); and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

7.         Representations, Warranties, and Covenants.

(a)       Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Adviser’s investment management operations.

(b)       ADV Disclosure. The Adviser has provided the Trust with a complete copy of Part I of the Adviser’s Form ADV, as most-recently filed with the Commission, and with a complete copy of Part II of the Adviser’s Form ADV, as most-recently updated, and, upon request of the Board, shall provide the board with any amendment to the Adviser’s Form ADV or updates to Part II of the Adviser’s Form ADV. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c)       Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Funds (collectively, the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact relating to information supplied by Adviser for inclusion therein, and with respect to information supplied by the Adviser, including but not limited to the Fund’s investment strategies and related risks, does not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)       Use of the Name “Brandes Investment Partners, L.P.”. The Adviser has the right to use its name in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the Adviser’s name in connection with the management and operation of the Funds until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Trust to use the Adviser’s name.

(e)       Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f)       Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8.         The Name “Brandes Investment Partners, L.P.”. The Adviser grants to the Trust a license to use the name “Brandes Investment Partners, L.P.” (the “Name”) as part of the name of each Fund for the duration of this Agreement. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, only the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. At the request of the Adviser, the Trust: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of a Fund within thirty (30) days of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund.

9.         Adviser’s Compensation. Each of the Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by each Fund.

The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.       Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed to be an agent of the Trust or the Funds. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of a Fund, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11.       Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the parties hereto of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.       Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) hereof, and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a)       The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)       The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c)       This Agreement automatically shall terminate two (2) years from the corresponding effective date indicated with respect to a Fund in Schedule A unless the Agreement’s renewal with respect to that Fund specifically is approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of a Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, then the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d)       Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of each of the Funds and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such reasonable means and in accordance with such reasonable schedule as the Trust shall direct, and otherwise shall reasonably cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

13.       Certain Definitions. For the purposes of this Agreement:

(a)       “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)       “Interested persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14.       Liability of the Adviser; Indemnification.

(a)       The Adviser assumes no responsibility under this Agreement other than to render the services and fulfill the obligations called for hereunder. In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder, neither the Adviser nor its directors, officers, or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, a Fund or its shareholders in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption, or sale of any security or other investment by the Trust, except:

(i)       The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in each Fund’s Disclosure Documents relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information supplied by the Adviser for inclusion therein.

(ii)       The Adviser shall be liable to a Fund for any loss (including transaction costs) incurred by the Fund as a result of any trade error or investment made by the Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Trust’s Registration Statement or as approved in writing by the Board from time to time and provided in writing to the Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(b)       The Adviser shall indemnify and hold harmless the Trust and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of the Adviser’s willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

(c)       The Trust shall indemnify and hold harmless the Adviser and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of the Trust’s willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

15.       Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.       Limitation of Liability.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the affected Fund shall be personally liable for any of the foregoing liabilities.

17.       Change In the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to said change being effected.

18.       Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

19.       Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

20.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

THE 2023 ETF SERIES TRUST,
on behalf of the Fund(s) listed on Schedule A

By:	/s/ Trent Statczar
Name:	Trent Statczar
Title:	President

BRANDES INVESTMENT PARTNERS, L.P.

By:	/s/ Brent V. Woods
Name:	Brent V. Woods
Title:	CEO

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT,

Dated as of August 4, 2023, between

THE 2023 ETF SERIES TRUST

and

BRANDES INVESTMENT PARTNERS, L.P.

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate	Effective Date
Brandes International ETF	0.70%	August 4, 2023
Brandes U.S. Value ETF	0.60%	August 4, 2023
Brandes U.S. Small-Mid Cap Value ETF	0.70%	August 4, 2023

A-1